Exhibit 99.1
Post Holdings Reports Results for the Second Quarter of Fiscal Year 2023; Raises Fiscal Year 2023 Outlook
St. Louis - May 4, 2023 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today reported results for the second fiscal quarter ended March 31, 2023.
Highlights:
•Second quarter net sales of $1.6 billion
•Operating profit of $137.7 million; net earnings from continuing operations of $54.1 million and Adjusted EBITDA (non-GAAP)* of $276.3 million
•Completed the acquisition of select pet food brands
•Raised Adjusted EBITDA (non-GAAP)* guidance range for fiscal year 2023 to $1,090-$1,130 million, inclusive of partial year pet food contribution
*For additional information regarding non-GAAP measures, such as Adjusted EBITDA, Adjusted net earnings from continuing operations and segment Adjusted EBITDA, see the related explanations presented under “Use of Non-GAAP Measures” later in this release. Post provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including the adjustments described under “Outlook” below.
Basis of Presentation
On March 10, 2022, Post’s distribution to its shareholders of 80.1% of its interest in BellRing Brands, Inc. (“BellRing”) was completed, and Post has subsequently disposed of the remaining portion of its interest in BellRing. Accordingly, the historical results of the BellRing business have been presented as discontinued operations in Post’s financial statements for prior periods.
Second Quarter Consolidated Operating Results
Net sales were $1,619.9 million, an increase of 14.9%, or $210.2 million, compared to $1,409.7 million in the prior year period. Gross profit was $413.8 million, or 25.5% of net sales, an increase of 9.3%, or $35.3 million, compared to $378.5 million, or 26.8% of net sales, in the prior year period. Results for the second quarter of 2023 reflected pricing actions across the business which offset input cost inflation. Supply chain disruptions eased during the second quarter of 2023 when compared to the prior year period but continued to drive higher manufacturing costs and customer order fulfillment rates below optimal levels.
Selling, general and administrative (“SG&A”) expenses were $239.3 million, or 14.8% of net sales, an increase of 1.7%, or $3.9 million, compared to $235.4 million, or 16.7% of net sales, in the prior year period. SG&A expenses in the second quarter of 2023 and 2022 included $2.4 million and $26.2 million of transaction costs, which were primarily related to the pet food acquisition (discussed below) and the BellRing distribution, respectively, and were treated as adjustments for non-GAAP measures. Operating profit was $137.7 million, an increase of 37.7%, or $37.7 million, compared to $100.0 million in the prior year period.
Net earnings from continuing operations were $54.1 million, a decrease of 89.7%, or $471.5 million, compared to $525.6 million in the prior year period. Net earnings from continuing operations included the following:

	Three Months Ended March 31,
(in millions)	2023	2022
(Gain) loss on extinguishment of debt, net (1)	$(6.1)	$19.3
Expense (income) on swaps, net (1)	9.0	(128.2)
Gain on investment in BellRing (1)	—	(447.7)
Equity method loss, net of tax	0.2	18.7
Net earnings attributable to noncontrolling interests (2)	1.3	2.3
(1) Discussed later in this release and were treated as adjustments for non-GAAP measures.
(2) Primarily reflected the allocation of 69.0% of Post Holdings Partnering Corporation’s (“PHPC”) consolidated net earnings to noncontrolling interests.
Diluted earnings from continuing operations per common share were $0.92, compared to $8.44 in the prior year period. Adjusted net earnings from continuing operations (non-GAAP)* were $72.0 million, or $1.10 per diluted common share, compared to $14.7 million, or $0.24 per diluted common share, in the prior year period.
Adjusted EBITDA was $276.3 million, an increase of 20.3%, or $46.6 million, compared to $229.7 million in the prior year period.
The prior year period included a net loss from discontinued operations, net of tax and noncontrolling interest of $2.3 million. Net earnings were $54.1 million, or $0.92 per diluted common share, compared to $523.3 million, or $8.40 per diluted common share, in the prior year period.
Six Month Consolidated Operating Results
Net sales were $3,186.2 million, an increase of 16.0%, or $439.0 million, compared to $2,747.2 million in the prior year period. Gross profit was $828.7 million, or 26.0% of net sales, an increase of 16.7%, or $118.5 million, compared to $710.2 million, or 25.9% of net sales, in the prior year period.
SG&A expenses were $468.0 million, or 14.7% of net sales, an increase of 2.7%, or $12.1 million, compared to $455.9 million, or 16.6% of net sales, in the prior year period. SG&A expenses in the six months ended March 31, 2023 and 2022 included $2.5 million and $28.8 million of transaction costs, which were primarily related to the pet food acquisition and the BellRing distribution, respectively, and were treated as adjustments for non-GAAP measures. Operating profit was $287.6 million, an increase of 61.4%, or $109.4 million, compared to $178.2 million in the prior year period.
Net earnings from continuing operations were $146.0 million, a decrease of 69.6%, or $334.9 million, compared to $480.9 million in the prior year period. Net earnings from continuing operations included the following:

	Six Months Ended March 31,
(in millions)	2023	2022
(Gain) loss on extinguishment of debt, net (1)	$(14.8)	$19.3
Income on swaps, net (1)	(3.3)	(91.3)
Gain on investment in BellRing (1)	(5.1)	(447.7)
Equity method loss, net of tax	0.2	37.3
Net earnings attributable to noncontrolling interests (2)	3.1	2.6
(1) Discussed later in this release and were treated as adjustments for non-GAAP measures.
(2) Primarily reflected the allocation of 69.0% of PHPC’s consolidated net earnings to noncontrolling interests.
Diluted earnings from continuing operations per common share were $2.44, compared to $7.74 in the prior year period. Adjusted net earnings from continuing operations were $143.2 million, or $2.18 per diluted common share, compared to $8.5 million, or $0.14 per diluted common share, in the prior year period.
Adjusted EBITDA was $546.2 million, an increase of 26.1%, or $113.2 million, compared to $433.0 million in the prior year period.
The prior year period included net earnings from discontinued operations, net of tax and noncontrolling interest of $21.6 million. Net earnings were $146.0 million, or $2.44 per diluted common share, compared to $502.5 million, or $8.08 per diluted common share, in the prior year period.

Post Consumer Brands
North American ready-to-eat (“RTE”) cereal and Peter Pan peanut butter.
For the second quarter, net sales were $599.1 million, an increase of 4.5%, or $26.0 million, compared to the prior year period. Volumes decreased 6.2%, primarily driven by declines in Malt-O-Meal bag cereal and Honey Bunches of Oats, partially offset by increases in Peter Pan peanut butter and private label cereal. Segment profit was $75.5 million, a decrease of 5.0%, or $4.0 million, compared to the prior year period. Segment Adjusted EBITDA (non-GAAP)* was $114.4 million, a decrease of 0.8%, or $0.9 million, compared to the prior year period.
For the six months ended March 31, 2023, net sales were $1,153.8 million, an increase of 6.8%, or $73.4 million, compared to the prior year period. Segment profit was $154.8 million, an increase of 2.7%, or $4.0 million, compared to the prior year period. Segment Adjusted EBITDA was $227.3 million, an increase of 1.9%, or $4.3 million, compared to the prior year period.
Weetabix
Primarily United Kingdom (“U.K.”) RTE cereal, muesli and protein-based ready-to-drink (“RTD”) shakes.
For the second quarter, net sales were $124.9 million, an increase of 6.8%, or $7.9 million, compared to the prior year period, and included $7.7 million in net sales from Lacka Foods Limited (“Lacka”), which was acquired on April 5, 2022. Additionally, net sales reflected a foreign currency exchange rate headwind of approximately 1,050 basis points. Volumes increased 6.5%; excluding the benefit from the Lacka acquisition, volumes declined 2.3% as growth in private label biscuit was offset by declines in branded biscuit and other private label products. Segment profit was $19.4 million, a decrease of 27.6%, or $7.4 million, compared to the prior year period. Segment Adjusted EBITDA was $28.0 million, a decrease of 23.1%, or $8.4 million, compared to the prior year period.
For the six months ended March 31, 2023, net sales were $243.0 million, an increase of 3.1%, or $7.4 million, compared to the prior year period. Segment profit was $40.9 million, a decrease of 24.3%, or $13.1 million, compared to the prior year period. Segment Adjusted EBITDA was $57.7 million, a decrease of 20.4%, or $14.8 million, compared to the prior year period.
Foodservice
Primarily egg and potato products.
For the second quarter, net sales were $633.2 million, an increase of 40.1%, or $181.3 million, compared to the prior year period. Volumes increased 12.1%, driven by increased away-from-home egg and potato demand in the current year period. Egg volumes increased 13.3%, and potato volumes increased 10.8%. Segment profit was $78.1 million, an increase of 290.5%, or $58.1 million, compared to the prior year period. Segment Adjusted EBITDA was $110.0 million, an increase of 100.0%, or $55.0 million, compared to the prior year period.
For the six months ended March 31, 2023, net sales were $1,233.7 million, an increase of 38.5%, or $343.2 million, compared to the prior year period. Segment profit was $157.2 million, an increase of 347.9%, or $122.1 million, compared to the prior year period. Segment Adjusted EBITDA was $219.0 million, an increase of 127.4%, or $122.7 million, compared to the prior year period.
Refrigerated Retail
Primarily side dish, egg, cheese and sausage products.
For the second quarter, net sales were $262.7 million, a decrease of 1.8%, or $4.9 million, compared to the prior year period. Volumes decreased 11.1%, primarily due to elasticities resulting from inflation-driven price increases. Volume information by product is disclosed in a table presented later in this release. Segment profit was $18.2 million, an increase of 7.1%, or $1.2 million, compared to the prior year period. Segment Adjusted EBITDA was $39.5 million, an increase of 7.3%, or $2.7 million, compared to the prior year period.
For the six months ended March 31, 2023, net sales were $555.7 million, an increase of 2.7%, or $14.7 million, compared to the prior year period. Segment profit was $39.2 million, an increase of 28.1%, or $8.6 million, compared to the prior year period. Segment Adjusted EBITDA was $79.5 million, an increase of 9.8%, or $7.1 million, compared to the prior year period.
Interest, (Gain) Loss on Extinguishment of Debt, Expense (Income) on Swaps and Income Tax
Interest expense, net was $63.8 million in the second quarter of 2023, compared to $87.2 million in the second quarter of 2022. Interest expense, net was $129.7 million in the six months ended March 31, 2023, compared to $170.0 million in the six months ended March 31, 2022. The decrease in interest expense, net in the current year periods compared to the prior year periods was primarily driven by a decrease in the aggregate principal amount of debt outstanding resulting from repayments of certain indebtedness in the current and prior year periods.
Gain on extinguishment of debt, net of $6.1 million and $14.8 million was recorded in the three and six months ended March 31, 2023, respectively, primarily in connection with Post’s partial repurchase of its 4.50% senior notes due September 2031. Loss on extinguishment of debt, net of $19.3 million was recorded in the three and six months ended March 31, 2022, primarily in connection with Post’s partial repurchase of its 5.75% senior notes due March 2027.
Expense (income) on swaps, net relates to mark-to-market adjustments on interest rate swaps. Expense on swaps, net was $9.0 million in the second quarter of 2023, compared to income of $128.2 million in the second quarter of 2022. Income on swaps, net was $3.3 million in the six months ended March 31, 2023, compared to $91.3 million in the six months ended March 31, 2022.
Income tax expense was $18.9 million in the second quarter of 2023, an effective income tax rate of 25.4%, compared to $21.1 million in the second quarter of 2022, an effective income tax rate of 3.7%. Income tax expense was $43.6 million in the six months ended March 31, 2023, an effective income tax rate of 22.6%, compared to $8.3 million in the six months ended March 31, 2022, an effective income tax rate of 1.6%. For the three and six months ended March 31, 2022, the effective income tax rate differed significantly from the statutory tax rate primarily as a result of discrete income tax benefit items related to a non-cash mark-to-market adjustment on Post’s investment in BellRing and Post’s equity method loss attributable to 8th Avenue Food & Provisions, Inc. (“8th Avenue”).
Share Repurchases
During the second quarter of 2023, Post repurchased 0.7 million shares of its common stock for $59.7 million at an average price of $88.59 per share. During the six months ended March 31, 2023, Post repurchased 1.0 million shares for $83.7 million at an average price of $87.47 per share. As of March 31, 2023, Post had $216.3 million remaining under its share repurchase authorization.
Acquisition
On April 28, 2023, Post completed the acquisition of a portion of The J.M. Smucker Company’s (“Smucker”) pet food business, including brands such as Rachael Ray Nutrish, Nature’s Recipe, 9Lives, Kibbles ’n Bits and Gravy Train, private label pet food assets and manufacturing and distribution facilities (collectively, “Pet Food”).
Outlook
Post management has raised its fiscal year 2023 Adjusted EBITDA range to $1,090-$1,130 million. This outlook includes five months of contribution from the Pet Food acquisition at its original estimate of $100 million for the twelve months following closing. Post management expects fiscal year 2023 capital expenditures to range between $275-$300 million, which includes an estimate for the Pet Food operations.
Post provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for income/expense on swaps, net, gain/loss on extinguishment of debt, net, equity method investment adjustment, mark-to-market adjustments on commodity and foreign exchange hedges, warrant liabilities and equity securities, transaction and integration costs and other charges reflected in Post’s reconciliations of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding Post’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures.”
Use of Non-GAAP Measures
Post uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). These non-GAAP measures include Adjusted net earnings/loss from continuing operations, Adjusted diluted earnings/loss from continuing operations per common share, Adjusted EBITDA and segment Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided later in this release under “Explanation and Reconciliation of Non-GAAP Measures.”
Management uses certain of these non-GAAP measures, including Adjusted EBITDA and segment Adjusted EBITDA, as key metrics in the evaluation of underlying company and segment performance, in making financial, operating and planning decisions and, in part, in the determination of bonuses for its executive officers and employees. Additionally, Post is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Management believes the use of these non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of Post and its segments and in the analysis of ongoing operating trends. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described later in this release. These non-GAAP measures may not be comparable to similarly titled measures of other companies. For additional information regarding Post’s non-GAAP measures, see the related explanations provided under “Explanation and Reconciliation of Non-GAAP Measures.”
Conference Call to Discuss Earnings Results and Outlook
Post will host a conference call on Friday, May 5, 2023 at 9:00 a.m. ET to discuss financial results for the second quarter of fiscal year 2023 and fiscal year 2023 outlook and to respond to questions. Robert V. Vitale, President and Chief Executive Officer, and Matthew J. Mainer, Senior Vice President, Chief Financial Officer and Treasurer, will participate in the call.
Interested parties may join the conference call by registering in advance at the following link: https://register.vevent.com/register/BI848e2802e68e4e4296057c82b895cf20. Upon registration, participants will receive a dial-in number and a unique passcode to access the conference call. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investors section of Post’s website at www.postholdings.com. A webcast replay also will be available for a limited period on Post’s website in the Investors section.
Prospective Financial Information
Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the prospective financial information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the information provided above, see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided above is only an estimate of what Post’s management believes is realizable as of the date of this release. It also should be recognized that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecasted. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.
Forward-Looking Statements
Certain matters discussed in this release and on Post’s conference call are forward-looking statements, including Post’s Adjusted EBITDA outlook for fiscal year 2023 and the contribution from the Pet Food acquisition, and Post’s capital expenditure outlook for fiscal year 2023. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may” or “would” or the negative of these terms or similar expressions, and include all statements regarding future performance, earnings projections, events or developments. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include, but are not limited to, the following:
•Post’s ability to successfully integrate the Pet Food operations, deliver on the expected financial contribution from the Pet Food acquisition and maintain relationships with Pet Food employees, customers and suppliers, while maintaining focus on Post’s pre-acquisition businesses;
•Post’s ability to obtain the expected cost savings and synergies from the Pet Food acquisition;
•Post’s and Smucker’s ability to comply with certain ancillary agreements associated with the Pet Food acquisition, including transition services agreements, co-manufacturing agreements and a registration rights agreement;
•significant volatility in the cost or availability of inputs to Post’s businesses (including raw materials, energy and other supplies and freight);
•Post’s ability to increase its prices to offset cost increases and the potential for such price increases to impact demand for Post’s products;
•disruptions or inefficiencies in Post’s supply chain, including as a result of inflation, labor shortages, insufficient product or raw material availability, Post’s reliance on third parties for the supply of materials for or the manufacture of many of Post’s products, limited freight carrier availability, public health crises (including the COVID-19 pandemic), climatic events, agricultural diseases and pests, fires and evacuations related thereto and other events beyond Post’s control;
•changes in economic conditions, the occurrence of a recession, instability in financial institutions, disruptions in the U.S. and global capital and credit markets, changes in interest rates and fluctuations in foreign currency exchange rates;
•Post’s high leverage, Post’s ability to obtain additional financing (including both secured and unsecured debt), Post’s ability to service its outstanding debt (including covenants that restrict the operation of Post’s businesses) and a downgrade or potential downgrade in Post’s credit ratings;

•Post’s ability to hire and retain talented personnel, increases in labor-related costs, the ability of Post’s employees to safely perform their jobs, including the potential for physical injuries or illness, employee absenteeism, labor strikes, work stoppages and unionization efforts;
•Post’s ability to continue to compete in its product categories and Post’s ability to retain its market position and favorable perceptions of its brands;
•the impacts of public health crises (including the COVID-19 pandemic), such as negative impacts on demand for Post’s foodservice and on-the-go products, Post’s ability to manufacture and deliver its products, workforce availability, the health and safety of Post’s employees, operating costs, the global economy and capital markets and Post’s operations generally;
•Post’s ability to anticipate and respond to changes in consumer and customer preferences and behaviors and introduce new products;
•allegations that Post’s products cause injury or illness, product recalls and withdrawals and product liability claims and other related litigation;
•Post’s ability to identify, complete and integrate or otherwise effectively execute acquisitions or other strategic transactions and effectively manage its growth;
•risks related to the intended tax treatment of the transactions Post undertook related to divestitures of Post’s interest in BellRing;
•the possibility that PHPC, a publicly-traded special purpose acquisition company in which Post indirectly owns an interest (through PHPC Sponsor, LLC, Post’s wholly-owned subsidiary), may not consummate a suitable partnering transaction within the prescribed two-year time period, that the partnering transaction may not be successful or that the activities for PHPC could be distracting to Post’s management;
•conflicting interests or the appearance of conflicting interests resulting from several of Post’s directors and officers also serving as directors or officers of one or more other companies;
•Post’s ability to successfully implement business strategies to reduce costs;
•impairment in the carrying value of goodwill or other intangibles;
•legal and regulatory factors, such as compliance with existing laws and regulations, as well as new laws and regulations and changes to existing laws and regulations and interpretations thereof, affecting Post’s businesses, including current and future laws and regulations regarding tax matters, food safety, advertising and labeling, animal feeding and housing operations, data privacy and climate change and other environmental matters;
•the loss of, a significant reduction of purchases by or the bankruptcy of a major customer;
•costs, business disruptions and reputational damage associated with information technology failures, cybersecurity incidents or information security breaches;
•the failure or weakening of the RTE cereal category and consolidations in the retail and foodservice distribution channels;
•the ultimate impact litigation or other regulatory matters may have on Post;
•costs associated with the obligations of Bob Evans Farms, Inc. (“Bob Evans”) in connection with the sale and separation of its restaurants business in April 2017, including certain indemnification obligations under the restaurants sale agreement and Bob Evans’s payment and performance obligations as a guarantor for certain leases;
•Post’s ability to protect its intellectual property and other assets and to continue to use third party intellectual property subject to intellectual property licenses;
•the ability of Post’s and its customers’ private brand products to compete with nationally branded products;
•the impact of national or international disputes, political instability, terrorism, war or armed hostilities (such as the ongoing conflict in Ukraine) or geopolitical tensions (such as between the U.S. and China), including on the global economy, capital markets, Post’s supply chain, commodity, energy and freight availability and costs and information security;
•risks associated with Post’s international businesses;
•changes in critical accounting estimates;
•losses or increased funding and expenses related to Post’s qualified pension or other postretirement plans;
•significant differences in Post’s actual operating results from any of Post’s guidance regarding Post’s future performance;
•Post’s and PHPC’s ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002; and
•other risks and uncertainties described in Post’s and PHPC’s filings with the Securities and Exchange Commission.

These forward-looking statements represent Post’s judgment as of the date of this release. Post disclaims, however, any intent or obligation to update these forward-looking statements.

About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company with businesses operating in the center-of-the-store, refrigerated, foodservice and food ingredient categories. Its businesses include Post Consumer Brands, Weetabix, Michael Foods and Bob Evans Farms. Post Consumer Brands is a leader in the North American ready-to-eat cereal and pet food categories and also markets Peter Pan® peanut butter. Weetabix is home to the United Kingdom’s number one selling ready-to-eat cereal brand, Weetabix®. Michael Foods and Bob Evans Farms are leaders in refrigerated foods, delivering innovative, value-added egg and refrigerated potato side dish products to the foodservice and retail channels. Post participates in the private brand food category through its ownership interest in 8th Avenue Food & Provisions, Inc. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Daniel O’Rourke
daniel.orourke@postholdings.com
(314) 806-3959
Media Relations
Lisa Hanly
lisa.hanly@postholdings.com
(314) 665-3180

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Net Sales	$1,619.9	$1,409.7	$3,186.2	$2,747.2
Cost of goods sold	1,206.1	1,031.2	2,357.5	2,037.0
Gross Profit	413.8	378.5	828.7	710.2
Selling, general and administrative expenses	239.3	235.4	468.0	455.9
Amortization of intangible assets	36.6	36.4	73.0	72.9
Other operating expense, net	0.2	6.7	0.1	3.2
Operating Profit	137.7	100.0	287.6	178.2
Interest expense, net	63.8	87.2	129.7	170.0
(Gain) loss on extinguishment of debt, net	(6.1)	19.3	(14.8)	19.3
Expense (income) on swaps, net	9.0	(128.2)	(3.3)	(91.3)
Gain on investment in BellRing	—	(447.7)	(5.1)	(447.7)
Other (income) expense, net	(3.5)	1.7	(11.8)	(1.2)
Earnings before Income Taxes and Equity Method Loss	74.5	567.7	192.9	529.1
Income tax expense	18.9	21.1	43.6	8.3
Equity method loss, net of tax	0.2	18.7	0.2	37.3
Net Earnings from Continuing Operations, Including Noncontrolling Interests	55.4	527.9	149.1	483.5
Less: Net earnings attributable to noncontrolling interests from continuing operations	1.3	2.3	3.1	2.6
Net Earnings from Continuing Operations	54.1	525.6	146.0	480.9
Net (loss) earnings from discontinued operations, net of tax and noncontrolling interest	—	(2.3)	—	21.6
Net Earnings	$54.1	$523.3	$146.0	$502.5

Earnings from Continuing Operations per Common Share:
Basic	$0.98	$8.51	$2.64	$7.81
Diluted	$0.92	$8.44	$2.44	$7.74
(Loss) Earnings from Discontinued Operations per Common Share:
Basic	$—	$(0.04)	$—	$0.35
Diluted	$—	$(0.04)	$—	$0.34
Earnings per Common Share:
Basic	$0.98	$8.47	$2.64	$8.16
Diluted	$0.92	$8.40	$2.44	$8.08
Weighted-Average Common Shares Outstanding:
Basic	58.8	61.7	58.8	62.1
Diluted	65.7	62.2	65.8	62.7

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	March 31, 2023	September 30, 2022

ASSETS
Current Assets
Cash and cash equivalents	$490.7	$586.5
Restricted cash	5.4	3.6
Receivables, net	576.3	544.2
Inventories	594.3	549.1
Investment in BellRing	—	94.8
Investments held in trust	352.3	346.8
Prepaid expenses and other current assets	112.1	98.4
Total Current Assets	2,131.1	2,223.4

Property, net	1,785.7	1,751.9
Goodwill	4,434.6	4,349.6
Other intangible assets, net	2,679.4	2,712.2
Other assets	286.0	270.9
Total Assets	$11,316.8	$11,308.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$1.1	$1.1
Accounts payable	402.7	452.7
Other current liabilities	375.7	370.0
Total Current Liabilities	779.5	823.8

Long-term debt	5,837.1	5,956.6
Deferred income taxes	675.0	688.4
Other liabilities	230.7	266.9
Total Liabilities	7,522.3	7,735.7

Redeemable Noncontrolling Interest	310.6	306.6

Shareholders’ Equity
Common stock	0.9	0.9
Additional paid-in capital	4,757.5	4,748.2
Retained earnings	1,253.8	1,109.0
Accumulated other comprehensive loss	(114.3)	(262.9)
Treasury stock, at cost	(2,424.9)	(2,341.2)
Total Shareholders’ Equity Excluding Noncontrolling Interests	3,473.0	3,254.0
Noncontrolling interests	10.9	11.7
Total Shareholders’ Equity	3,483.9	3,265.7
Total Liabilities and Shareholders’ Equity	$11,316.8	$11,308.0

SELECTED CONDENSED CONSOLIDATED CASH FLOWS FROM CONTINUING OPERATIONS
INFORMATION (Unaudited)
(in millions)

	Six Months Ended March 31,
	2023	2022
Cash provided by (used in):
Operating activities	$198.3	$143.6
Investing activities, including capital expenditures of $132.9 and $102.5	(134.0)	(43.0)
Financing activities	(161.7)	(276.9)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	3.4	(2.0)
Net decrease in cash, cash equivalents and restricted cash	$(94.0)	$(178.3)

SEGMENT INFORMATION (Unaudited)
(in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Net Sales
Post Consumer Brands	$599.1	$573.1	$1,153.8	$1,080.4
Weetabix	124.9	117.0	243.0	235.6
Foodservice	633.2	451.9	1,233.7	890.5
Refrigerated Retail	262.7	267.6	555.7	541.0
Eliminations and Corporate	—	0.1	—	(0.3)
Total	$1,619.9	$1,409.7	$3,186.2	$2,747.2
Segment Profit
Post Consumer Brands	$75.5	$79.5	$154.8	$150.8
Weetabix	19.4	26.8	40.9	54.0
Foodservice	78.1	20.0	157.2	35.1
Refrigerated Retail	18.2	17.0	39.2	30.6

SUPPLEMENTAL REFRIGERATED RETAIL SEGMENT INFORMATION (Unaudited)
The below table presents volume percentage changes for the current quarter compared to the prior year quarter for products within the Refrigerated Retail segment.

Product	Volume Percentage Change
All	(11.1%)
Side dishes	(10.1%)
Egg	(8.9%)
Cheese	(19.9%)
Sausage	(8.8%)

EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES
Post uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include Adjusted net earnings/loss from continuing operations, Adjusted diluted earnings/loss from continuing operations per common share, Adjusted EBITDA and segment Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided in the tables following this section. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described below. These non-GAAP measures may not be comparable to similarly titled measures of other companies.
Adjusted net earnings/loss from continuing operations and Adjusted diluted earnings/loss from continuing operations per common share
Post believes Adjusted net earnings/loss from continuing operations and Adjusted diluted earnings/loss from continuing operations per common share are useful to investors in evaluating Post’s operating performance because they exclude items that affect the comparability of Post’s financial results and could potentially distort an understanding of the trends in business performance.
Adjusted net earnings/loss from continuing operations and Adjusted diluted earnings/loss from continuing operations per common share are adjusted for the following items:
a.Gain/loss on investment in BellRing: Post has excluded the impact of its gain/loss on investment in BellRing due to the inherent volatility associated with such amount based on changes in market pricing variations and as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
b.Income/expense on swaps, net: Post has excluded the impact of mark-to-market adjustments and cash settlements on interest rate swaps due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to estimates of fair value and economic conditions and as the amount and frequency of such adjustments are not consistent.
c.Debt premiums and tender fees paid/discounts received, net: Post has excluded payments and other expenses for premiums and tender fees on debt extinguishment, net of gains realized on debt repurchased at a discount, as such payments are inconsistent in amount and frequency. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
d.Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities: Post has excluded the impact of mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates. Additionally, these adjustments are primarily non-cash items and the amount and frequency of such adjustments are not consistent.
e.Transaction costs and integration costs: Post has excluded transaction costs related to professional service fees and other related costs associated with signed and closed business combinations and divestitures, costs incurred in connection with Post’s distribution of its interest in BellRing and integration costs incurred to integrate acquired or to-be-acquired businesses as Post believes that these exclusions allow for more meaningful evaluation of Post’s current operating performance and comparisons of Post’s operating performance to other periods. Post believes such costs are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of Post or the performance of the divested assets, and such costs are not factored into management’s evaluation of potential acquisitions or Post’s performance after completion of an acquisition or the evaluation to divest an asset. In addition, the frequency and amount of such charges varies significantly based on the size and timing of the transaction and the maturity of the businesses being acquired or divested. Also, the size, complexity and/or volume of past transactions, which often drive the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of future transactions. By excluding these expenses, management is better able to evaluate Post’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for Post.
f.Mark-to-market adjustments on equity securities: Post has excluded the impact of mark-to-market adjustments on investments in equity securities due to the inherent volatility associated with such amounts based on changes in market pricing variations and as the amount and frequency of such adjustments are not consistent. Additionally, these adjustments are primarily non-cash items and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
g.Gain/loss on assets held for sale: Post has excluded gains and losses recorded to adjust the carrying value of facilities and other assets classified as held for sale as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
h.Restructuring and facility closure costs: Post has excluded certain costs associated with facility closures as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
i.Asset disposal costs: Post has excluded costs recorded in connection with the disposal of certain assets which were never put into use as the amount and frequency of these costs are not consistent. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
j.Gain/loss on sale of business: Post has excluded gains and losses recorded on divestitures as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
k.Costs expected to be indemnified, net: Post has excluded certain costs incurred and expected to be indemnified in connection with damaged assets and gains related to indemnification proceeds received above the carrying value of damaged assets, as Post believes such gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
l.Provision for legal settlements: Post has excluded gains and losses recorded to recognize the anticipated or actual resolution of certain litigation as Post believes such gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
m.Advisory income: Post has excluded advisory income received from 8th Avenue as Post believes such income does not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
n.Noncontrolling interest adjustment: Post has included an adjustment to reflect the removal of the portion of the non-GAAP adjustments related to PHPC which are attributable to noncontrolling interest in the calculation of Adjusted net earnings/loss from continuing operations and Adjusted diluted earnings/loss from continuing operations per common share, as Post believes this adjustment contributes to a more meaningful evaluation of Post’s current operating performance.
o.Income tax effect on adjustments: Post has included the income tax impact of the non-GAAP adjustments using a rate described in the applicable footnote of the reconciliation tables, as Post believes that its GAAP effective income tax rate as reported is not representative of the income tax expense impact of the adjustments.
p.U.K. tax reform expense: Post has excluded the impact of the income tax expense recorded during fiscal year 2022 which reflected the remeasurement of Post’s U.K. deferred tax assets and liabilities considering a 25% U.K. corporate income tax rate for future periods. Post believes that the expense as reported is not representative of Post’s current income tax position and exclusion of the expense allows for more meaningful comparisons of Post’s operating performance to other periods.
Adjusted EBITDA and segment Adjusted EBITDA
Post believes that Adjusted EBITDA is useful to investors in evaluating Post’s operating performance and liquidity because (i) Post believes it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of Post’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt, as Post is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Post believes that segment Adjusted EBITDA is useful to investors in evaluating Post’s operating performance because it allows for assessment of the operating performance of each reportable segment. Management uses Adjusted EBITDA to provide forward-looking guidance and uses Adjusted EBITDA and segment Adjusted EBITDA to forecast future results.
Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for income tax expense/benefit, interest expense, net and depreciation and amortization, and the following adjustments discussed above: gain/loss on investment in BellRing, income/expense on swaps, net, mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities, transaction costs and integration costs, mark-to-market adjustments on equity securities, gain/loss on assets held for sale, restructuring and facility closure costs, asset disposal costs, gain/loss on sale of business, costs expected to be indemnified, net, provision for legal settlements and advisory income. Additionally, Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for the following items:

q.Gain/loss on extinguishment of debt, net: Post has excluded gains and losses recorded on extinguishment of debt, inclusive of payments for premiums, the write-off of debt issuance costs and tender fees and the write-off of net unamortized debt premiums, net of gains realized on debt repurchased at a discount, as such gains and losses are inconsistent in amount and frequency. Additionally, Post believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
r.Non-cash stock-based compensation: Post’s compensation strategy includes the use of stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with shareholders’ investment interests. Post has excluded non-cash stock-based compensation as non-cash stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and does not contribute to meaningful comparisons of Post’s operating performances to other periods.
s.Equity method investment adjustment: Post has included adjustments for the 8th Avenue equity investment loss and Post’s portion of income tax expense/benefit, interest expense, net and depreciation and amortization for Weetabix’s unconsolidated investment accounted for using equity method accounting, as Post believes these adjustments contribute to a more meaningful evaluation of Post’s current operating performance.
t.Noncontrolling interest adjustment: Post has included adjustments for (i) the portion of PHPC’s consolidated net earnings/loss which was allocated to noncontrolling interest, resulting in Adjusted EBITDA including 100% of the consolidated Adjusted EBITDA of PHPC, as Post believes this basis contributes to a more meaningful evaluation of the consolidated operating company performance and (ii) income tax expense/benefit, interest expense, net and depreciation and amortization for Weetabix’s consolidated investment which is attributable to the noncontrolling owners of Weetabix’s consolidated investment, as Post believes these adjustments contribute to a more meaningful evaluation of Post’s current operating performance.

RECONCILIATION OF NET EARNINGS FROM CONTINUING OPERATIONS
TO ADJUSTED NET EARNINGS FROM CONTINUING OPERATIONS (Unaudited)
(in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Net Earnings from Continuing Operations	$54.1	$525.6	$146.0	$480.9

Adjustments:
Gain on investment in BellRing	—	(447.7)	(5.1)	(447.7)
Expense (income) on swaps, net	9.0	(128.2)	(3.3)	(91.3)
Debt discounts (received)/premium paid, net	(6.5)	24.1	(16.9)	24.1
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	17.0	(28.4)	22.2	(26.4)
Transaction costs	2.4	26.2	2.5	28.8
Mark-to-market adjustments on equity securities	(1.1)	8.0	(6.3)	8.9
Gain on assets held for sale	—	—	—	(9.8)
Integration costs	6.1	2.3	7.4	6.6
Restructuring and facility closure costs	—	3.1	—	8.5
Asset disposal costs	—	8.4	—	8.4
(Gain) loss on sale of business	—	(0.4)	—	6.3
Costs expected to be indemnified, net	(5.4)	—	(4.2)	—
Provision for legal settlements	2.0	—	2.0	—
Advisory income	(0.1)	(0.2)	(0.3)	(0.3)
Noncontrolling interest adjustment	(0.4)	2.1	(0.3)	2.4
Total Net Adjustments	23.0	(530.7)	(2.3)	(481.5)
Income tax effect on adjustments (1)	(5.4)	19.8	(0.8)	9.1
U.K. tax reform expense	0.3	—	0.3	—
Adjusted Net Earnings from Continuing Operations	$72.0	$14.7	$143.2	$8.5

(1) For all periods, income tax effect on adjustments was calculated on all items, except gain on investment in BellRing, income/expense on swaps, net and transaction costs, using a rate of 24.5%, the sum of Post’s U.S. federal corporate income tax rate plus Post’s blended state income tax rate, net of federal income tax benefit. Income tax effect for income/expense on swaps, net was calculated using a rate of 21.5%. Income tax effect for gain on investment in BellRing was calculated using a rate of 0.0%. Income tax effect for transaction costs was calculated using a rate of 24.5% for the three and six months ended March 31, 2023 and 12.0% for the three and six months ended March 31, 2022.

RECONCILIATION OF DILUTED EARNINGS FROM CONTINUING OPERATIONS PER COMMON SHARE
TO ADJUSTED DILUTED EARNINGS FROM CONTINUING OPERATIONS PER COMMON SHARE (Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Diluted Earnings from Continuing Operations per Common Share	$0.92	$8.44	$2.44	$7.74
Adjustment to Diluted Earnings from Continuing Operations per Common Share for impact of redeemable noncontrolling interest and interest expense, net of tax, related to convertible senior notes (1)	(0.10)	0.01	(0.22)	(0.07)

Adjustments:
Gain on investment in BellRing	—	(7.20)	(0.08)	(7.14)
Expense (income) on swaps, net	0.14	(2.06)	(0.05)	(1.46)
Debt discounts (received)/premium paid, net	(0.10)	0.39	(0.26)	0.38
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	0.26	(0.46)	0.34	(0.42)
Transaction costs	0.04	0.42	0.04	0.46
Mark-to-market adjustments on equity securities	(0.02)	0.13	(0.10)	0.14
Gain on assets held for sale	—	—	—	(0.16)
Integration costs	0.09	0.04	0.11	0.11
Restructuring and facility closure costs	—	0.05	—	0.14
Asset disposal costs	—	0.14	—	0.13
(Gain) loss on sale of business	—	(0.01)	—	0.10
Costs expected to be indemnified, net	(0.08)	—	(0.06)	—
Provision for legal settlements	0.03	—	0.03	—
Noncontrolling interest adjustment	(0.01)	0.03	—	0.04
Total Net Adjustments	0.35	(8.53)	(0.03)	(7.68)
Income tax effect on adjustments (2)	(0.07)	0.32	(0.01)	0.15
Adjusted Diluted Earnings from Continuing Operations per Common Share	$1.10	$0.24	$2.18	$0.14

(1) Represents the exclusion of the portion of the PHPC deemed dividend (which represents remeasurements to the redemption value of the redeemable noncontrolling interest) that exceeded fair value and interest expense, net of tax, associated with Post’s convertible senior notes, both of which were treated as adjustments to income available to common shareholders for diluted earnings from continuing operations per common share. Post believes this exclusion allows for more meaningful comparison of performance to other periods.

(2) For all periods, income tax effect on adjustments was calculated on all items, except gain on investment in BellRing, income/expense on swaps, net and transaction costs, using a rate of 24.5%, the sum of Post’s U.S. federal corporate income tax rate plus Post’s blended state income tax rate, net of federal income tax benefit. Income tax effect for income/expense on swaps, net was calculated using a rate of 21.5%. Income tax effect for gain on investment in BellRing was calculated using a rate of 0.0%. Income tax effect for transaction costs was calculated using a rate of 24.5% for the three and six months ended March 31, 2023 and 12.0% for the three and six months ended March 31, 2022.

RECONCILIATION OF NET EARNINGS FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Net Earnings from Continuing Operations	$54.1	$525.6	$146.0	$480.9
Income tax expense	18.9	21.1	43.6	8.3
Interest expense, net	63.8	87.2	129.7	170.0
Depreciation and amortization	94.2	95.3	186.8	191.7
Gain on investment in BellRing	—	(447.7)	(5.1)	(447.7)
Expense (income) on swaps, net	9.0	(128.2)	(3.3)	(91.3)
(Gain) loss on extinguishment of debt, net	(6.1)	19.3	(14.8)	19.3
Non-cash stock-based compensation	20.2	17.4	37.2	31.6
Equity method investment adjustment	0.2	18.7	0.2	37.3
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	17.0	(28.4)	22.2	(26.4)
Transaction costs	2.4	26.2	2.5	28.8
Mark-to-market adjustments on equity securities	(1.1)	8.0	(6.3)	8.9
Gain on assets held for sale	—	—	—	(9.8)
Integration costs	6.1	2.3	7.4	6.6
Restructuring and facility closure costs	—	3.1	—	8.5
Asset disposal costs	—	8.4	—	8.4
(Gain) loss on sale of business	—	(0.4)	—	6.3
Costs expected to be indemnified, net	(5.4)	—	(4.2)	—
Provision for legal settlements	2.0	—	2.0	—
Advisory income	(0.1)	(0.2)	(0.3)	(0.3)
Noncontrolling interest adjustment	1.1	2.0	2.6	1.9
Adjusted EBITDA	$276.3	$229.7	$546.2	$433.0
Adjusted EBITDA as a percentage of Net Sales	17.1%	16.3%	17.1%	15.8%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED MARCH 31, 2023
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Corporate/ Other	Total
Segment Profit	$75.5	$19.4	$78.1	$18.2	$—	$191.2
General corporate expenses and other	—	—	—	—	(50.0)	(50.0)
Other income, net	—	—	—	—	(3.5)	(3.5)
Operating Profit	75.5	19.4	78.1	18.2	(53.5)	137.7
Other income, net	—	—	—	—	3.5	3.5
Depreciation and amortization	32.8	8.9	32.0	19.3	1.2	94.2
Non-cash stock-based compensation	—	—	—	—	20.2	20.2
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	—	(0.1)	5.3	—	11.8	17.0
Transaction costs	—	—	—	—	2.4	2.4
Mark-to-market adjustments on equity securities	—	—	—	—	(1.1)	(1.1)
Integration costs	6.1	—	—	—	—	6.1
Costs expected to be indemnified, net	—	—	(5.4)	—	—	(5.4)
Provision for legal settlements	—	—	—	2.0	—	2.0
Advisory income	—	—	—	—	(0.1)	(0.1)
Noncontrolling interest adjustment	—	(0.2)	—	—	—	(0.2)
Adjusted EBITDA	$114.4	$28.0	$110.0	$39.5	$(15.6)	$276.3
Adjusted EBITDA as a percentage of Net Sales	19.1%	22.4%	17.4%	15.0%	—	17.1%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED MARCH 31, 2022
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Corporate/ Other	Total
Segment Profit	$79.5	$26.8	$20.0	$17.0	$—	$143.3
General corporate expenses and other	—	—	—	—	(45.0)	(45.0)
Other expense, net	—	—	—	—	1.7	1.7
Operating Profit	79.5	26.8	20.0	17.0	(43.3)	100.0
Other expense, net	—	—	—	—	(1.7)	(1.7)
Depreciation and amortization	33.9	9.6	31.5	19.4	0.9	95.3
Non-cash stock-based compensation	—	—	—	—	17.4	17.4
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	—	—	(4.9)	—	(23.5)	(28.4)
Transaction costs	—	0.3	—	—	25.9	26.2
Mark-to-market adjustments on equity securities	—	—	—	—	8.0	8.0
Integration costs	1.9	—	—	0.4	—	2.3
Restructuring and facility closure costs	—	—	—	—	3.1	3.1
Asset disposal costs	—	—	8.4	—	—	8.4
Loss on sale of business	—	—	—	—	(0.4)	(0.4)
Advisory income	—	—	—	—	(0.2)	(0.2)
Noncontrolling interest adjustment	—	(0.3)	—	—	—	(0.3)
Adjusted EBITDA	$115.3	$36.4	$55.0	$36.8	$(13.8)	$229.7
Adjusted EBITDA as a percentage of Net Sales	20.1%	31.1%	12.2%	13.8%	—	16.3%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
SIX MONTHS ENDED MARCH 31, 2023
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Corporate/ Other	Total
Segment Profit	$154.8	$40.9	$157.2	$39.2	$—	$392.1
General corporate expenses and other	—	—	—	—	(92.7)	(92.7)
Other income, net	—	—	—	—	(11.8)	(11.8)
Operating Profit	154.8	40.9	157.2	39.2	(104.5)	287.6
Other income, net	—	—	—	—	11.8	11.8
Depreciation and amortization	65.1	17.4	63.7	38.3	2.3	186.8
Non-cash stock-based compensation	—	—	—	—	37.2	37.2
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	—	(0.1)	2.3	—	20.0	22.2
Transaction costs	—	—	—	—	2.5	2.5
Mark-to-market adjustments on equity securities	—	—	—	—	(6.3)	(6.3)
Integration costs	7.4	—	—	—	—	7.4
Costs expected to be indemnified, net	—	—	(4.2)	—	—	(4.2)
Provision for legal settlements	—	—	—	2.0	—	2.0
Advisory income	—	—	—	—	(0.3)	(0.3)
Noncontrolling interest adjustment	—	(0.5)	—	—	—	(0.5)
Adjusted EBITDA	$227.3	$57.7	$219.0	$79.5	$(37.3)	$546.2
Adjusted EBITDA as a percentage of Net Sales	19.7%	23.7%	17.8%	14.3%	—	17.1%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
SIX MONTHS ENDED MARCH 31, 2022
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Corporate/ Other	Total
Segment Profit	$150.8	$54.0	$35.1	$30.6	$—	$270.5
General corporate expenses and other	—	—	—	—	(91.1)	(91.1)
Other income, net	—	—	—	—	(1.2)	(1.2)
Operating Profit	150.8	54.0	35.1	30.6	(92.3)	178.2
Other income, net	—	—	—	—	1.2	1.2
Depreciation and amortization	67.7	18.9	63.5	39.7	1.9	191.7
Non-cash stock-based compensation	—	—	—	—	31.6	31.6
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	—	—	(10.7)	—	(15.7)	(26.4)
Transaction costs	—	0.3	—	—	28.5	28.8
Mark-to-market adjustments on equity securities	—	—	—	—	8.9	8.9
Gain on assets held for sale	—	—	—	—	(9.8)	(9.8)
Integration costs	4.5	—	—	2.1	—	6.6
Restructuring and facility closure costs	—	—	—	—	8.5	8.5
Asset disposal costs	—	—	8.4	—	—	8.4
Loss on sale of business	—	—	—	—	6.3	6.3
Advisory income	—	—	—	—	(0.3)	(0.3)
Noncontrolling interest adjustment	—	(0.7)	—	—	—	(0.7)
Adjusted EBITDA	$223.0	$72.5	$96.3	$72.4	$(31.2)	$433.0
Adjusted EBITDA as a percentage of Net Sales	20.6%	30.8%	10.8%	13.4%	—	15.8%